EXHIBIT 23.1

CONSENT OF ERNST & YOUNG SHINNIHON

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Advantest Corporation Incentive Stock Option Plan 2007 of our reports dated June 15, 2007, with respect to the consolidated financial statements of Advantest Corporation included in its Annual Report (Form 20-F) for the year ended March 31, 2007, Advantest Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Advantest Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young ShinNihon

Tokyo, Japan

September 18, 2007